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Exhibit 99.1


CE Software Holdings Contact
Christian F. Gurney
President
cfgurney@cesoft.com
(515) 221-1801 ext. 2110

ATIO Corporation USA Contact
Willem Ellis
President and CEO
willeme@atio.com
(612) 837-4000


CE Software Holdings, Inc. Announces Agreement to Merge
Company has signed a Definitive Merger Agreement with ATIO Corporation, makers of Internet E-business customer care software applications

WEST DES MOINES, IA, December 28, 1999 -- CE SOFTWARE HOLDINGS, INC. (NASDAQ SC Symbol: CESH) today announced that it has signed a definitive agreement to merge with Minneapolis, Minnesota-based ATIO Corporation USA, Inc. Privately held ATIO is the producer of CyberCall, a fully integrated E-business customer care solution.

"This transaction is an important part of our effort to increase value for our shareholders," said Christian F. Gurney, president of CE Software Holdings, Inc. "We believe that ATIO Corporation has the very real potential to become a leader in the fast growing marketplace of Internet E-business customer care solutions. Its products help web-based businesses support their customers quickly and efficiently. We are optimistic that this merger will bring growth opportunities for the post-merger company and for our shareholders."

"Leading E-businesses must be prepared to support their on-line customers, regardless of the channel of interaction," said Willem Ellis, chief executive officer of ATIO. "This is fundamental to building customer loyalty and increasing the number of completed sales on their web sites. ATIO's flagship product, CyberCall, is ideally suited to serve the changing service needs of the most demanding on-line shoppers, providing E-businesses with a single platform for easy-to-implement customer service environments. Research shows that many E-businesses have yet to implement comprehensive customer care solutions and CyberCall helps address this need."

Terms of the Merger Agreement
Subject to conditions described in the merger agreement, the transaction is expected to close in the first quarter of 2000. At the effective time of the merger ATIO will merge into CESH and current ATIO shareholders will receive one CESH share per 15.5 ATIO shares. The merger is structured to be treated as a tax-free reorganization under the Internal Revenue Code. The post-merger company will initially trade on the NASDAQ Small Cap market under the symbol CESH.

The definitive agreement is subject to the following funding requirements, all of which must occur by closing: (a) approximately $5 million from CESH,
(b) $964,000 from Minneapolis-based Venturian Corp. (NASDAQ: VENT) and (c) a minimum of $1.5 million pursuant to a private offering by CESH prior to closing, the terms and conditions of which are yet to be determined. The private offering by CESH will not be registered with the SEC and the securities acquired through the private offering could not be sold or offered in the United States absent registration or an applicable exemption from registration.

Immediately following the closing, but without considering the effect of the private offering, current CESH shareholders will own approximately 54% and Venturian will hold approximately 15% of the shares of the post-merger company. The agreement contemplates that in the first half of 2000 ATIO International, a current ATIO shareholder, will purchase 314,062 shares of the post-merger company, priced at $6.48 per share, for a total of approximately $2.1 million in cash.

Additional conditions to the completion of the merger include the restructuring of certain ATIO agreements, the restructuring of ATIO debt or conversion of ATIO debt into equity and the ongoing commitment and availability of key ATIO managers and staff. CESH shareholders will vote to approve the merger at the CESH annual meeting to be held in the first quarter of 2000.

As a further condition of the merger, CESH's subsidiary company CE Software, Inc., will be distributed to current CESH shareholders simultaneous with the merger with ATIO. It is anticipated that development, sales and support of CE Software's products, QuicKeys and QuickMail, will continue uninterrupted and CE Software's headquarters will remain in West Des Moines, IA.

About ATIO
ATIO's critically acclaimed product, CyberCall, is a comprehensive customer interaction solution for E-businesses. CyberCall enables shoppers to interact with an E-business through a variety of access media including Internet chat, Web callback, E-mail, fax, or telephone call. CyberCall handles all transactions in the same manner so that customers experience consistent service levels regardless of how they choose to contact the E-business.
ATIO has several high-profile E-business clients including Stockwalk.com (NASDAQ: STOK), Invacare (NYSE: IVC), the global apparel retailer boo.com and eStyle's premiere site, babystyle.com. For the 12-month period ending December 1998, ATIO produced revenues of $697,000 for a loss of $4,169,000. For the 9-month period ending September 30, 1999, ATIO recorded unaudited results of $2,012,000 in revenue for a loss of $2,401,000.

ATIO employs 42 people, 26 at the corporate headquarters in Minneapolis, MN. ATIO also has reseller agreements with Norstan (NASDAQ: NRRD) and SE Technologies.

E-business Customer Care Marketplace
As more and more commerce is conducted over the Internet, it is expected that the need to provide a wide-spectrum of customer service facilities will increase. Traditionally the telephone has been the primary means of providing customer care, but many market researchers predict that within the next few years, up to 40% of interactions will utilize new technologies such as E-mail, chat and web collaboration. ATIO provides the solutions that E-businesses will require to meet these new customer demands. International Data Corporation has predicted that the burgeoning E-business customer service applications sector will grow from $42 million in 1998 to $1.6 billion in 2002.

Other notable public companies in the E-business customer support sector include SilkNet (NASDAQ: SILK), Kana Communications (NASDAQ: KANA), Interactive Intelligence (NASDAQ: ININ), Quintus Corporation (NASDAQ: QNTS) and eGain Communications (NASDAQ: EGAN).

Related Items
The headquarters of ATIO will remain in Minneapolis, MN. No layoffs are expected as part of this merger and ATIO employment is projected to grow in the near term. The effects of the merger are expected to be transparent to the current customers of ATIO and CE Software, Inc.

Forward Looking Statements
This release contains forward-looking information that is subject to certain risks, trends and uncertainties, including but not limited to the risks that the merger may not be approved by shareholders or for other reasons may not close as planned, ATIO's products may not receive the level of market acceptance anticipated, or the anticipated funding or private offering may prove to be unavailable and actual developments may differ materially from those projected. For a discussion of important factors that could affect the Company's results, the reader is encouraged to refer to the CESH's annual report on Form 10-KSB or quarterly Form 10-QSB or the Proxy Statement on Schedule 14A which will be filed with the SEC regarding this merger and related matters.

CE Software, Inc.
For more than a decade, CE Software, Inc., a wholly owned subsidiary of CE SOFTWARE HOLDINGS, INC. (NASDAQ SC Symbol: CESH), has developed automation utilities and E-mail software that save time and effort for millions of Microsoft Windows 95/98, Windows NT and Macintosh users. For more information: (515) 221-1801 or www.cesoft.com

ATIO Corporation USA, Inc.
Based in Minneapolis, ATIO Corporation provides All-media customer service solutions for E-businesses. CyberCall has won numerous awards including Editor's Choice awards, Judge's Pick and multiple Product of the Year awards from leading trade publications in the call center and computer telephony arenas. CyberCall runs on Microsoft NT servers and supports clients on Windows 95/98 and NT. Telephony functions are provided via CT-Connect, CT Media and hardware from Dialogic, an Intel Company. For more information: (612) 837-4000 or www.atio.com.

Copyright 1999 CE Software, Inc.  All rights reserved.  QuickMail, QuicKeys,
CE Software, CE and the CE Software logo are trademarks of CE Software, Inc. Microsoft, Windows and Windows NT are registered trademarks of Microsoft Corporation in the United States and other countries. CyberCall, and ATIO are registered trademarks and the property of ATIO Corporation USA, Inc. All rights reserved. All other brand or product names are trademarks of their respective owners.